Forescout Adds Two New Board Members and Updates Its Board Chair

•	Technology leaders Kathy McElligott and Elizabeth Hackenson join Forescout’s board

•	Theresia Gouw takes over the reins as chair of the board

•	Women now hold 33% of the company’s board seats

SAN JOSE, Calif. – June 3, 2019 – Forescout Technologies, Inc. (NASDAQ: FSCT), the leader in device visibility and control, announced today the appointment of Kathy McElligott and Elizabeth Hackenson to its board of directors, effective immediately. McElligott currently serves as executive vice president, chief information officer and chief technology officer of McKesson Corporation, which is the largest U.S. healthcare services and technology company and ranked seventh on the Fortune 500 list. Hackenson currently serves as chief information officer of Schneider Electric, which is leading the digital transformation in energy management and automation in homes, buildings, data centers, infrastructure and operational technology (OT) industries.

Both were inducted to the prestigious CIO Hall of Fame by CIO Magazine, which honors outstanding leaders in technology who have demonstrated measurable advancement in the CIO role and their field. Hackenson was appointed in 2014 and McElligott in 2019.

“One of the strongest boards in cybersecurity just got even stronger. These IT leaders bring unparalleled expertise from Fortune 500 companies and are two of the best in the industry,” said Michael DeCesare, CEO and president at Forescout. “We are staying true to our commitment to diversity and appointing Kathy and Elizabeth to our board demonstrates significant progress towards achieving our gender diversity goals.”

Kathy McElligott, executive vice president, CIO and CTO of McKesson Corporation, said: “I am delighted to join this talented board and contribute to Forescout’s long-term growth. In today’s world, the need to protect our business and customer data is paramount for all companies and industries, and it starts with device visibility. I’m looking forward to helping advance the solutions available to minimize the risk of business disruption from a security incident or breach.”

“As a CIO of a digitally transformed company, cybersecurity is now a daily focus with the rapid proliferation of IoT within the enterprise and at the convergence of IT and OT in our factories,” said Elizabeth Hackenson, chief information officer of Schneider Electric “I am honored to join Forescout’s board to help shape the future direction of the company as they lead in the device visibility and control category.”

Forescout Co-Founder and prior board chair Hezy Yeshurun, added: “I am excited to remain on the board as a director and we are extremely fortunate that Theresia Gouw has agreed to take on a bigger role as chair of our board. I have worked with Theresia for many years and I am honored to pass the baton to her in support of the next phase of our growth.”

Last year, Forescout signed the ParityPledge™ to help improve the pathway for women in leadership positions and committed to interviewing at least one qualified woman candidate for every open position, vice president and above, including the C-suite and board. With the appointment of McElligott and Hackenson, the board is now 33% female.

With these appointments, the Forescout board of directors now consists of
Theresia Gouw, Chair of Forescout and co-founder of Aspect Ventures; Hezy Yeshurun, Forescout co-founder; David DeWalt, founder of Night Dragon Security and former CEO of FireEye and McAfee; Michael DeCesare, Forescout president and CEO; Mark Jensen, former managing partner of Venture Capital Services at Deloitte; Enrique Salem, managing director of Bain Capital Ventures and former CEO of Symantec Corp.; James Beer, executive vice president and CFO of Atlassian; Kathy McElligott, executive vice president, CIO and CTO of McKesson Corporation; and Elizabeth Hackenson, CIO of Schneider Electric USA, Inc.

About Forescout
Forescout Technologies, Inc. provides security at first sight. Our company delivers device visibility and control to enable enterprises and government agencies to gain complete situational awareness of their environment and orchestrate action. Learn more at www.forescout.com.

© 2019 Forescout Technologies, Inc. All rights reserved. Forescout Technologies, Inc. is a Delaware corporation. A list of our trademarks and patents can be found at https://www.forescout.com/company/legal/intellectual-property-patents-trademarks. Other brands, products, or service names may be trademarks or service marks of their respective owners.

Media Relations Contact:
Katie Beck
Forescout Technologies, Inc.
650-314-8705
katie.beck@forescout.com

Investor Relations Contact:
Michelle Spolver
Forescout Technologies, Inc.
408-721-5884
michelle.spolver@forescout.com
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